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Exhibit 10.10

***Text Omitted and Filed Separately
Pursuant to a Confidential Treatment Request
Under C.F.R. §§ 200.80(b)(4) and Rule 406
of the Securities Act of 1933, as amended.

MASTER CLINICAL SERVICES AGREEMENT

        THIS MASTER CLINICAL SERVICES AGREEMENT (the "Agreement") is made as of May 7th, 2007 (the "Effective Date") by and between NOVACARDIA, INC., a Delaware corporation ("NovaCardia"), with its principal place of business located at 12651 High Bluff Drive, Suite 200, San Diego, CA 92130, and HESPERION LTD., a corporation organized under the laws of Switzerland, with offices at Gewerbestrasse 24, 4123 Allschwil, Switzerland (hereinafter "CRO").

Witnesseth

        WHEREAS, NovaCardia is a company engaged in research and development of pharmaceutical products; and

        WHEREAS, CRO is a contract research organization engaged in the business of managing clinical research programs; and

        WHEREAS, NovaCardia and CRO desire to enter into this Agreement to govern the relationship between the parties and define the conditions under which CRO will perform services related to one or more clinical trials for NovaCardia.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.     Definitions.

        Each of the capitalized terms used in this Agreement (other than the headings of the Articles and Sections), whether used in the singular or the plural, shall have the meaning as set forth below or, if not listed below, the meaning as designated in places throughout this Agreement. All references to "C.F.R." shall mean the Code of Federal Regulations, as amended.

        1.1   "NovaCardia Product" shall mean any drug candidate or pharmaceutical product under development by or on behalf of NovaCardia for which the CRO shall manage and monitor a Study, as identified with particularity in the applicable Task Order.

        1.2   "Services" shall mean the particular tasks to be performed by CRO in conducting and managing a Study pursuant to this Agreement, as more fully set out in the applicable Task Order.

        1.3   "Specimens" shall mean any biological samples provided by or taken from any human subject in connection with participating in a Study, including, but not limited to, tissue samples, blood samples, urine samples and other body fluids. By-products and derivatives of any such samples shall also be considered Specimens.

        1.4   "Study" shall mean a particular human clinical trial conducted under this Agreement on a NovaCardia Product pursuant to the applicable Task Order, including any management and oversight thereof.

        1.5   "Study Data" shall have the meaning set forth in Section 2.6.

        1.6   "Study Protocol" shall mean that certain written protocol provided by NovaCardia to CRO, detailing the strict instructions for conducting a Study. Each Study Protocol shall be attached to the applicable Task Order and incorporated therein. A Study Protocol may only be amended by a signed written document, executed by NovaCardia, which such amendment shall be attached to the original Study Protocol and incorporated therein.

        1.7   "Task Order" shall mean that document for a given Study under which CRO agrees to perform Services for such Study pursuant to this Agreement. Each Task Order shall be agreed upon by the parties on a Study-by-Study basis as set forth in Section 2.1.

2.     Scope of Work.

        2.1   Acceptance of Task Orders; Exhibits.    From time to time, the parties may agree that CRO shall perform Services for NovaCardia under one or more Task Orders. The parties shall negotiate each Task Order separately. Each Task Order shall set out with specificity the Services to be performed by CRO in the Study, the Study Protocol to be implemented, the actions to be taken by NovaCardia, the obligations transferred to CRO pursuant to 21 C.F.R. § 312.50 et seq. relating to such Services (only for services provided in the United States), the primary points of contact at each of CRO and NovaCardia with respect to such Study, the time line for the performance of the Services, the estimated costs associated with the Services and the schedule of payments for the performance of the Services. The Task Order for each Study will be attached hereto as a new "Task Order No.             " as part of Exhibit A. Any changes or modifications to a Study Protocol or the Task Order shall be in writing and shall also be attached as part of Exhibit A. CRO and NovaCardia shall both sign each mutually accepted Task Order or modification or change thereto. There shall be no minimum or maximum number of Task Orders that the parties may incorporate under this Agreement. To the extent that the terms of any Task Order conflict with, are inconsistent with, or create ambiguities with the terms and conditions of this Agreement, the terms of this Agreement shall govern and control.

        2.2   Compliance with Task Orders and Law.    CRO agrees to use its best efforts to perform the Services set forth in each Task Order in accordance with the terms and conditions contained in this Agreement, the Study Protocol and in such Task Order. In performing the Services, CRO shall assign personnel who are adequately trained, qualified and experienced to conduct the work as specified in each Task Order. NovaCardia may make reasonable requests for replacement of assigned personnel for cause, and CRO agrees to promptly respond to any such request and to make reasonable efforts to correct the situation. Both parties hereto will perform the obligations set forth herein in conformance with: (a) applicable supranational, national, state and local laws and regulations including, but not limited to (where applicable), the regulations and guidelines of the Federal Food, Drug and Cosmetic Act, as amended, as enforced by the United States Food and Drug Administration and/or the corresponding regulations from the European Medicines Agency (EMEA); and (b) as applicable, accepted standards of good clinical practice. Each Study shall also be conducted in compliance with (a) to the extent conducted in the United States, the Health Insurance Portability and Accountability Act ("HIPAA") of 1996, (b) the International Conference on Harmonization

guidelines, and (c) all requirements imposed by legally constituted IRBs. The parties agree to collect, use and disclose information with respect to any Study subject only in accordance with the informed consents and legal disclosure authorizations obtained from such Study subject as part of the Study, unless otherwise required by law. If government regulatory requirements are changed, then CRO shall comply with the new requirements. If compliance with new regulatory requirements necessitates a change in a Task Order, CRO will obtain NovaCardia's written consent to such change prior to implementation. CRO shall comply strictly with the applicable Study Protocol in performing the Services for a Study.

        2.3   Principal Investigators and Participating Institutions.    As defined in each Task Order, CRO shall coordinate each Study at clinical sites conducting the Study ("Participating Institutions"). CRO shall enter into an agreement as agent for and on behalf of NovaCardia with each Participating Institution containing terms consistent with those in this Agreement and the applicable Task Order. Each such agreement shall name the investigator at such site with principal responsibility for the Study at such site (the "Principal Investigator"). CRO shall exercise all reasonable efforts to ensure that the data generated by the Participating Institutions shall be coordinated, analyzed and reported in an efficient and effective manner and in a format fully usable by NovaCardia. Prior written approval by NovaCardia of each Principal Investigator (and any replacement thereof) shall be required. In no event shall any Participating Institution be construed to be CRO's subcontractor or agent. NovaCardia shall provide adequate funds to CRO in advance for payments to Participating Institutions in accordance with a payment schedule to be mutually agreed between the CRO and NovaCardia. In no event shall CRO be required to disburse payments to any third parties if sufficient advance funds are not available to cover such disbursements. Any remaining funds will be returned to NovaCardia after termination of each Task Order as soon as all obligations to the Participating Institutions have been satisfied.

        2.4   Informed Consent.    CRO shall ensure that informed consent documents used for a particular Study include the human subject's express authorization for the disclosure by CRO, the applicable Participating Institution or the Principal Investigator, to NovaCardia, NovaCardia's employees, agents, independent contractors, including without limit CRO, of patient-identifiable information pursuant to HIPAA. The Parties agree to adhere to the principles of medical confidentiality in relation to human subjects involved in the Study and shall comply with the provisions of the Data Protection Directive 95/46/EC and any other applicable date protection legislation with regard to the disclosure of patient- identifiable information, including any relevant 'safe-harbour' requirements regarding export of data outside of the European Union.

        2.5   Adverse Experiences.    CRO shall promptly, in accordance with applicable laws and regulations, advise NovaCardia of any adverse reactions or side effects occurring during the conduct of any Services that become known to CRO. If any adverse reactions associated with a NovaCardia Product indicate the discovery of significant health hazards, CRO shall notify NovaCardia within 24 hours of making such discovery.

        2.6   NovaCardia's Approval of Subcontractors.    CRO may not subcontract any of the Services under a Task Order without first obtaining NovaCardia's prior written consent which shall not be unreasonably withheld. CRO will at all times be responsible for the compliance of its permitted subcontractors with the terms and conditions of this Agreement. CRO reserves the right to use and subcontract with its fully owned affiliates for the provision of services under a Task Order without the prior written consent of NovaCardia.

        2.7   Study Data.    All data (including, without limitation, case report forms, laboratory work sheets, slides and reports), generated in the course of conducting each Study (collectively, the "Study Data") shall be recorded in a timely, accurate, complete and legible manner in the form as described in each Task Order. NovaCardia shall own all Study Data. During each Study, CRO shall make the Study Data available to NovaCardia representatives for review, verification and copying and shall assist NovaCardia representatives in resolving any discrepancies or errors in the Study Data. Promptly upon completion or termination of a Study, CRO shall transfer to NovaCardia all Study Data resulting from such Study.

        2.8   Publication Rights.    CRO understands and agrees that participation in any multi-center clinical trial involves a commitment to publish the data from the clinical trial in a cooperative publication prior to publication or oral presentation of clinical trial results on an individual basis. CRO will ensure that NovaCardia approves, in writing, of all contractual provisions regarding the publication of results obtained pursuant to Studies.

        2.9   Provision and Use of NovaCardia Product.    NovaCardia shall, at its expense, provide CRO with sufficient amounts of the NovaCardia Product to be investigated in the Study to perform each Study on a timely basis. CRO agrees that the NovaCardia Product shall be used only for the applicable Study. Any unused NovaCardia Product shall be disposed of, or returned to NovaCardia, in accordance with NovaCardia instructions.

3.     Payment and Budget.

        3.1   Estimated Budget; Accounting.    Each Task Order shall contain an estimated budget for the performance of the Task Order. CRO will provide to NovaCardia, at intervals stated in each Task Order, an accounting of costs incurred and accrued to date for Services under the applicable Study. CRO agrees its fees with respect to any Study will not exceed the estimated budget in the corresponding Task Order without the prior written approval of NovaCardia pursuant to a change order executed by the Parties. An estimated schedule of payments (the "Schedule of Payments"), inclusive of a down payment element of [...***...] of the total budget estimate, will be agreed with each Task Order. Any amounts prepaid pursuant to such required down payment element (the "Pre-Paid Amounts") shall be applied to the final set of payments due under the Schedule of Payments in like amount, unless applied earlier or reimbursed as set forth in Section 4 hereof.

        3.2   Invoices; Payment.    Unless otherwise agreed by the parties, CRO shall provide to NovaCardia for each Task Order a separate invoice at intervals agreed upon in the applicable Schedule of Payments, such invoice summarizing the Services performed during that period of time under that Task Order and the costs therefor. Each such invoice will specify the Task Order, and specific line items on the budget included in such Task Order, which are being invoiced. NovaCardia shall pay each undisputed invoice (of part thereof) within [...***...], in accordance with the Schedule of Payments. Invoices covering down payments required under any Schedule of Payments are due for payment within [...***...]

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[...***...] of the related Task Order. NovaCardia will notify CRO of any disputed invoiced amounts within [...***...], and the parties agree to work together in good faith to resolve any such disputes. CRO reserves the right to suspend services if overdue invoices are not settled within [...***...] from the date of written notice. Invoices for work performed in the United States will be issued in United States dollars and invoices for work performed outside of the United States will be issued in CHF, however such invoices in CHF will be converted into United States dollars. The conversion will be calculated using the average of the closing exchange rate of the first and last business days of the month prior to the month of invoicing, as such rates are published in the Wall Street Journal (Eastern edition).

All amounts stated in the Task Order are exclusive of any value added tax, sales tax and other like taxes and duties, as applicable. NovaCardia will be responsible for reimbursing CRO any such taxes, apart from corporate taxes, arising from Services provided under the Task Order, provided CRO gives NovaCardia written evidence of CRO's payment thereof.

        3.3   Records Audit.    CRO will maintain true and complete financial records relating to the Services. NovaCardia and/or an independent accounting firm appointed by NovaCardia, at NovaCardia's sole expense, subject to reasonable compensation to CRO for the time devoted by the CRO, shall have the right to audit CRO's financial records relating to a Study during the time such Study is ongoing under this Agreement and for [...***...] or such period of time as is required by applicable Code of Federal Regulations and ICH Guidelines; provided, that any such audit(s) shall be conducted upon reasonable advance notice to CRO and during CRO's normal business hours.

4.     Term, Termination or Suspension of a Study or of the Agreement.

        4.1   Term.    The term of this Agreement shall commence on the Effective Date and shall continue until the later of five (5) years from the Effective Date or completion of all Services under any outstanding Task Orders, unless terminated sooner as provided in this Agreement.

        4.2   Termination by NovaCardia.    NovaCardia may terminate this Agreement, or, for any given Task Order, NovaCardia may terminate the applicable Task Order, and all CRO's Services under this Agreement and/or such Task Order for good cause, immediately upon written notice to CRO. Good cause shall include, without limitation, identification of any medical risk to Study participants, departure from CRO (or removal from a Study) of key individuals utilized by CRO with respect to the Services, a showing that the NovaCardia Product tested in a Study is not effective, receipt of notice of regulatory action by the Food and Drug Administration (the "FDA") (or any equivalent oversight body in a country other than the United States) terminating or suspending a Study.

        4.3   Suspension of Work.    Each Study may be suspended at any time by NovaCardia or any governmental agency, if, in the good medical judgment of the NovaCardia or any governmental agency, it is determined to be medically appropriate to do so. Suspension of work will be treated as a premature termination if Services are not requested resumed after [...***...] of suspension.

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        4.4   Permissive Termination.    NovaCardia may terminate this Agreement, and/or any Task Orders, without good cause on 90 days' written notice to CRO.

        4.5   Termination of Agreement for Material Breach.    Either party may terminate this Agreement and all Services hereunder then in progress, if the other party materially breaches this Agreement and fails to cure the breach within 30 days after receipt of written notice from the non-breaching party, specifying in detail the nature of the breach.

        4.6   Payment upon Early Termination; Wind Down of Activities.    In the event of early termination of any individual Task Order for a Study, or in the event of termination of this Agreement and all Task Orders for all Studies, as soon as possible after notice of termination is delivered hereunder, NovaCardia shall submit to CRO written instructions regarding the scope of Services to be provided by CRO in connection with termination of the Task Order(s). As soon as possible after receiving such instructions, CRO shall submit to NovaCardia a wind-down, close out, or transfer plan (the "Plan") to accomplish the remaining tasks and activities identified by NovaCardia's written instructions, and a budget for the remaining tasks and activities relating to the wind-down (the "Termination Budget"), with the final Plan and Termination Budget to be mutually agreed in writing. It is understood that NovaCardia shall reimburse foreseeable and customary expenses associated specifically with early termination, including without limitation any irrevocable commitments, contemplated in the applicable budget, by CRO made in reliance upon timely completion of the Study and expenses associated with winding down the Study. Notwithstanding the foregoing, in no event shall the Termination Budget, together with amounts otherwise paid by NovaCardia pursuant to the applicable budget, exceed the total amount payable to CRO under the budget for the applicable Task Order, insofar that NovaCardia has not requested any additional Services to be provided in addition to the initial scope. Subject to the application of any amounts paid as a downpayment by NovaCardia to CRO which have not been applied to amounts owed hereunder, NovaCardia shall pay to CRO: (a) within [...***...] of NovaCardia's receipt of documented evidence thereof, all reasonable and noncancellable costs incurred by CRO up to the date on which the notice of termination was sent (to the extent contemplated in the Budget for the applicable Task Order); and (b) all costs to be incurred by CRO in connection with its execution of the Plan (to the extent contemplated in the Termination Budget)(with [...***...] of such Termination Budget amounts (the "Initial Amount") to be due and payable within [...***...] of the parties' agreement upon the Termination Budget and the remaining [...***...] to be due and payable within [...***...] of NovaCardia's receipt of an invoice therefor for costs actually incurred after application of the Initial Amount). Any downpayment made under the Task Order will be taken duly into consideration at this point in time. Subject to the foregoing, upon delivery or receipt of notice of termination, as applicable, CRO shall use commercially reasonable efforts to minimize the extent of expenses that will be incurred with respect to this Agreement or any Task Order, as applicable, including notification to Participating Institutions to suspend the enrollment of any further subjects in the applicable Study or Studies. Notwithstanding the foregoing, to the extent CRO has received amounts from NovaCardia as prepayment for Services, including without limitation the Pre-Paid Amounts, in the event of early termination, such amounts shall be applied first to amounts owing to CRO by NovaCardia to ensure that NovaCardia pays for only those expenses actually incurred. Any remaining funds, if any, will be refunded to NovaCardia.

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        4.7   Handling Data Upon Termination.    The Parties agree that the transfer of the Study Data and outstanding reports are critically important to the Parties. The Parties will work together to effect the orderly collection of all subject data outstanding at participating sites and data analysis and entry of such data into the Study database.

        4.8   Survival.    Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. Sections 2.7, 2.9, 3, 4.6, 4.7, 4.8, 5.2, 5.3, 5.4, 6, 7, 9, 15, 16 and 18 will survive expiration or termination of this Agreement. NovaCardia Confidential Information will be returned to NovaCardia promptly up any such expiration or termination.

5.     Regulatory.

        5.1   Regulatory Inspections.    CRO shall promptly notify NovaCardia of any FDA (or any equivalent oversight body in a country other than the United States) regulatory inspections of which it becomes aware relating to a Study. To the extent possible, NovaCardia shall have the right to be present at any such inspections and shall have the opportunity to provide, review, and comment on any responses that may be required. CRO shall promptly provide NovaCardia with a copy of the results from any regulatory inspection.

        5.2   Site Visits by NovaCardia.    NovaCardia or NovaCardia's representatives may visit and/or meet with CRO or NovaCardia-approved subcontractors at reasonable times and with reasonable frequency during normal business hours to observe the progress of each Study and review Study records. CRO shall assist NovaCardia in scheduling such visits.

        5.3   Review by NovaCardia.    In addition to NovaCardia's rights to review financial records under Section 3.3, NovaCardia or NovaCardia's representatives shall, upon reasonable notice to CRO, have access to and be permitted to review all documents, information, data and materials in the possession or control of CRO relating to the Services performed under any Task Order, at NovaCardia's sole expense.

        5.4   Maintenance of Records.    Subject to the requirements of Article 8, CRO may retain in its possession copies of any and all data, documents or information related to the performance of this Agreement solely as required for regulatory, legal or insurance purposes. CRO shall maintain its records in a professional manner so as to permit NovaCardia to review the financial records, documents, information, data and materials referenced in Sections 3.3 and 5.3 in full without disclosing to NovaCardia any third party confidential or proprietary information. CRO shall maintain all such records for each Study, other than the financial records referenced in Section 3.3, until the later of: (a) [...***...]; or (b) [...***...]. CRO shall not destroy any such records until it has obtained NovaCardia's prior written permission to do so.

6.     Ownership of Intellectual Property.

        6.1   Disclosure of Inventions.    As used herein, "Invention" shall refer to all inventions, technology, discoveries, know-how or ideas, whether or not patentable that are

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conceived or reduced to practice as a result of conducting each Study (each an "Invention"). CRO shall notify NovaCardia in writing of any and all Inventions promptly after each is conceived or reduced to practice by CRO and its employees, consultants and agents.

        6.2   NovaCardia Inventions.    As used in this Agreement, "NovaCardia Inventions" shall mean all Inventions that are (a) conceived or reduced to practice as a result of performance of a Study under any Task Order or this Agreement; or (b) consist of improvements, modifications, enhancements, refinements or new uses of NovaCardia Products, in each case regardless of the party that conceives or reduces such Inventions to practice. NovaCardia shall exclusively and solely own all right, title and interest in and to all NovaCardia Inventions. CRO and CRO employees and agents shall, and hereby do, transfer all their respective right, title and interest in and to such NovaCardia Inventions to NovaCardia. Additionally, CRO, and CRO employees and agents shall promptly execute such documents and, at NovaCardia's reasonable expense, take such other actions as NovaCardia deems necessary for NovaCardia to obtain ownership of, and to apply for and secure patent or other proprietary protection of, such NovaCardia Inventions.

        6.3   No Implied License.    Neither NovaCardia nor CRO transfers to the other by operation of this Agreement any patent right, copyright right, trademark right or other proprietary right of any party, except as expressly set forth in Section 6.2.

        6.4   Except as expressly provided above, CRO shall retain any and all title, right and interests it may have in trademarks, copyrights, trade secrets, patents, know-how and methodologies and any other intellectual property rights and similar rights of any type under the laws of any governmental authority, domestic or foreign ("Pre-Existing Intellectual Property"). CRO hereby grants to NovaCardia a limited, non-exclusive, non-transferable right to use such Pre-Existing Intellectual Property to the extent required for the achievement of the scope and objectives of each Task Order.

        6.5   Specimens.    The parties agree that NovaCardia shall exclusively and solely own all Specimens. CRO shall not use Specimens for any purpose other than those explicitly set forth in the Study Protocols.

7.     Confidentiality.

        7.1   Each party (the "Receiving Party") hereby agrees to maintain any Confidential Information received from or otherwise belonging to the other party (the "Disclosing Party") in strictest confidence at all times, and agrees that such Receiving Party will not disclose Confidential Information of the Disclosing Party to any third party and will use it only as necessary to perform its obligations under this Agreement and exercise its rights hereunder. Subject to the foregoing, neither party will allow the Confidential Information of the other party to be disclosed to third parties, except to its own personnel or consultants who have a need to know the information. Each party will cause each of its officers, directors, employees, consultants and agents to restrict disclosure and use of such Confidential Information in the same manner as set forth herein. "Confidential Information" of NovaCardia shall include information: (a) disclosed by NovaCardia to CRO; (b) developed or generated by or on behalf of NovaCardia pursuant to Services or other activities conducted under this Agreement; or (c) relating to

NovaCardia Products, including without limitation Study Protocols, Study Data, NovaCardia Inventions, ideas, patent applications, processes, formulae, data, programs, other works of authorship, compounds, cell lines, know-how, improvements, discoveries, developments, test results and data relating to any research project, designs and techniques, information regarding plans for research development, present and future products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, investors and information regarding the skills and compensation of NovaCardia's employees, in each case whether disclosed in oral, written, graphic or electronic form. "Confidential Information" of CRO shall include technical and business data, ideas, patent applications, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, research and development strategies, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, suppliers, customers, investors and information regarding the skills and compensation of employees and any other information which may reasonably be deemed to be confidential, in each case whether disclosed in oral, written, graphic or electronic form, and which CRO uses in the provision of Services and discloses to NovaCardia hereunder.

        7.2   The obligation of confidentiality under Section 7.1 will not apply to information the Receiving Party can show, by written evidence, that: (a) the Receiving Party knew before receiving it from the Disclosing Party; (b) the Receiving Party receives from a third party without an obligation of confidentiality or breach of this Agreement (provided this Section 7.2(b) shall not apply with respect to information received by CRO from Participating Institutions and/or Principal Investigators or otherwise as required under any Task Order); (c) becomes publicly available without breach of this Agreement; or (d) is independently developed by the Receiving Party without any breach of this Agreement.

        7.3   The Receiving Party will return all tangible Confidential Information of the Disclosing Party upon request. The Receiving Party may, however, retain one (1) copy of such information for archival purposes.

        7.4   The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required by governmental law, rule or regulation or order, provided that the Receiving Party shall give prompt written notice to the Disclosing Party of any such required disclosure to allow the Disclosing Party to obtain any available limitation on or exemption from such disclosure. The Receiving Party will reasonable cooperate in such efforts of the Disclosing Party.

        7.5   The confidentiality obligations stipulated herein shall survive the termination of this Agreement.

8.     Representations and Warranties.

        8.1   No Inconsistent Obligations or Constraints Upon CRO.    CRO represents and warrants that it is qualified to enter into this Agreement. CRO further represents and warrants that it is not constrained by any existing agreement in performing the Services as contemplated hereunder or in providing complete disclosures to NovaCardia concerning obligations to be performed under this Agreement.

        8.2   Due Authorization.    Each party represents and warrants that (a) it has full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, and (c) this Agreement is binding upon it.

        8.3   No Impairment; No Conflict.    During the term of this Agreement, CRO warrants that it will not enter into any agreement to provide services which would in any way materially impair its ability to complete the Services in a timely fashion.

        8.4   No Pending Litigation.    CRO represents and warrants that: (a) it is not currently involved in any litigation, and is unaware of any pending litigation proceedings, relating to CRO's role in the conduct of a clinical trial for any third party; and (b) it has not received any warnings from the FDA (or any equivalent oversight body in a country other than the United States) relating to services it has provided to third parties during the conduct of a clinical trial.

        8.5   No Debarred Person. CRO warrants that it shall not employ, contract with or retain any person directly or indirectly to perform Services under this Agreement if such a person is debarred by the FDA under 21 U.S.C. 335a (Section 306, Federal Food, Drug and Cosmetic Act). In the event that CRO becomes debarred, CRO agrees to notify NovaCardia immediately. CRO hereby certifies that it has not and shall not use in any capacity related to a Study the services of any individual, corporation, partnership, or association which has been debarred under Article 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b). In the event that CRO becomes aware of or receives notice of the debarment of any individual, corporation, partnership, or association providing services to CRO which relate to the research conducted under this Agreement, CRO agrees to notify NovaCardia immediately.

CRO makes no representation or warranty, either express or implied, that the NovaCardia Product covered by any Task Order can, either during the term of this Agreement or thereafter, be successfully developed or, if so developed, will receive the required approval from any applicable regulatory body. NovaCardia acknowledges that its obligations to pay CRO under this Agreement and the individual Task Orders are dependent upon CRO's performance of the Services as required hereunder and in the Task Orders, and are independent of and shall not be affected by the results of the Studies.

NovaCardia acknowledges that the Services provided by CRO under this Agreement are based in part upon information supplied by NovaCardia. CRO does not warrant that the Services will meet any specifications, functions or other standards, except as expressly set forth in the individual Task Orders, this Agreement and any applicable Protocol.

        8.6   Insurance.    Each party shall secure and maintain in full force and effect throughout the term of this Agreement appropriate insurance coverage for its activities in relation to this Agreement in amounts consistent with industry standards. At a minimum, (a) Hesperion represents that it carries Professional Liability Insurance with limits of not less than [...***...] per occurrence combined single limit and [...***...] annual aggregate and (b) NovaCardia represents that it carries Commercial General Liability Insurance of not less than [...***...] per occurrence combined single

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limit and [...***...] annual aggregate and Products and Completed Operations Liability Insurance of not less than [...***...] per occurrence combined single limit and [...***...] annual aggregate. If such insurance is written on a claim-made form, coverage shall survive for a period of not less than three (3) years following termination of this Agreement. Coverage shall provide for a retroactive date of placement coinciding with or prior to the Effective Date. Both parties agree to furnish the other party with a certificate of insurance or evidence of a self-insurance reasonably acceptable to the other Party indicating the required coverage.

9.     Indemnification.

        9.1   Indemnification by NovaCardia.    NovaCardia agrees to indemnify, defend and hold harmless CRO, its directors, officers, agents and employees and affiliated companies (collectively, the "CRO Indemnitees") from and against any and all liability, loss, costs (including reasonable attorneys' fees) or damages (collectively, "Losses") they may suffer as the result of third party claims, suits, demands, or judgments against them to the extent arising out of the Services performed pursuant to a Task Order, except for any claims, demands, costs or judgments to the extent that they arise from:

          (a)   CRO's failure to obtain applicable prior approvals (if required by the Protocol or this Agreement), including from any Institutional Review Board, such failure being directly attributable to CRO's negligence or willful misconduct;

          (b)   a CRO Indemnitee's failure to adhere strictly to the applicable Study Protocol or to the material terms of the applicable Task Order, or any other written instructions received from NovaCardia or in this Agreement;

          (c)   negligence or willful misconduct on the part of any CRO Indemnitee; or

          (d)   a breach by any CRO Indemnitee of any applicable supranational, national, state or local law or regulation.

        9.2   Indemnification by CRO.    CRO agrees to indemnify, defend and hold harmless NovaCardia, its directors, officers, agents and employees and affiliated companies from and against any and all Losses they may suffer as the result of third party claims, suits, demands, or judgments to the extent that they arise from:

          (a)   CRO's failure to obtain applicable prior approvals (if required by the Protocol or this Agreement), including from any Institutional Review Board, such failure being directly attributable to CRO's negligence or willful misconduct;

          (b)   a failure by any of the CRO Indemnitees to adhere strictly to the applicable Study Protocol or to the material terms of the applicable Task Order or any other written instructions received from NovaCardia;

          (c)   negligence or willful misconduct on the part of any CRO Indemnitee; or

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          (d)   a breach by any CRO Indemnitee of any applicable supranational, national, state or local law or regulation.

        9.3   General Conditions of Indemnification.    Each party's agreement to indemnify, defend and hold the other party and its respective Indemnitees harmless is conditioned upon the indemnified party: (a) providing written notice to the indemnifying party of any claim, demand or action arising out of the indemnified activities promptly following receipt of notice thereof, and in any event within 30 days after the indemnified party has knowledge of such claim, demand or action; (b) permitting the indemnifying party to assume full responsibility and authority to investigate, prepare for and defend against any such claim or demand; (c) assisting the indemnifying party, at the indemnifying party's reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the indemnifying party's written consent. The indemnifying party shall not enter into a settlement agreement that admits fault on the part of any indemnified party without prior written permission, such permission not to be unreasonably withheld. Notwithstanding the foregoing, the payment of cash shall not in and of itself constitute an admission of fault.

        9.4   Limitation on Liability.    Notwithstanding anything to the contrary above, CRO's entire and collective liability to NovaCardia for claims arising with respect to this Agreement and/or any Task Order will, in no event, exceed [...***...]. The limitations set forth herein apply to claims arising from any cause whatsoever, regardless of the cause of action or whether the claim arose in contract, tort or otherwise. In no event will either party be liable to the other, whether in contract or in tort, for any form of indirect, special, incidental, exemplary or consequential damages howsoever arising (including, but not limited to, loss of revenue, loss of actual or anticipated profits, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of goodwill, loss of reputation, loss of, damage to or corruption of data), whether foreseeable, known, foreseen or otherwise, provided that nothing in this Agreement shall limit either party's liability (a) for indirect, special, incidental, exemplary or consequential damages that result from breaches of Section 7, or (b) with respect to indemnification obligations under Sections 9.1 or 9.2.

        10.   Medical Care Costs.    NovaCardia agrees to be responsible for any reasonable and necessary medical care costs that are a direct result of a subject's participation in a Study that were not covered by third party payors and that are not the result of negligence, willful malfeasance or failure by any CRO Indemnitee to follow a material term of the applicable Task Order or Study Protocol.

        11.   Relationship of Parties.    The relationship between the parties is that of independent contractors, and neither party shall have the authority to bind or act on behalf of the other party without obtaining such other party's prior, written consent. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or business organization of any kind.

        12.   Use of Names.    Neither party shall use the other party's name or the names of the other party's employees in any advertising or sales promotional material or in any publication

***Confidential Treatment Requested

without prior written permission of the other party, provided, NovaCardia may use, refer to and disseminate reprints of scientific, medical and other published articles which disclose the name of Hesperion consistent with applicable international copyright laws, provided such use does not constitute an endorsement of any commercial product or service by Hesperion. Notwithstanding the foregoing, either party may make such public disclosures as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations.

        13.   Force Majeure.    In the event of a delay caused by inclement weather, fire, flood, act of war, act of terrorism, act of God, or any like cause beyond the control of the parties, the party or parties so affected shall be excused from performance hereunder for the period of time attributable to such delay. The party affected shall give notice to the other party as provided herein.

        14.   Entire Agreement.    This Agreement, together with all Exhibits attached hereto and hereby incorporated herein (including all Task Orders executed by the parties), constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

        15.   Assignment.    Neither party may assign this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, that NovaCardia may assign this Agreement without CRO's consent in connection with the transfer or sale of all or substantially all of the business of NovaCardia to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Agreement not in compliance with this Article 16 shall be null and void. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each party signatory hereto, its successors and permitted assigns, subsidiaries and affiliates.

        16.   English Language; Severability.    This Agreement has been prepared in the English language, and the English language shall control its interpretation. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement. The remainder of this Agreement will remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties will negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the parties' intent in entering into this Agreement.

        17.   Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        18.   Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or, three (3) days after the date of mailing, when sent by certified or registered mail, postage prepaid.

If to NovaCardia, addressed to:	If to CRO, addressed to:
Chief Medical Officer	Chief Operating Officer
(when the matter is of a clinical nature or otherwise related to the Study), or	(when the matter is of a clinical nature or otherwise related to the Study), or
Chief Executive Officer	Head of Legal
(when the matter is of a business or other formal nature as provided under the Agreement)	(when the matter is of a business or other formal nature as provided under the Agreement)
NovaCardia, Inc. 12651 High Bluff Drive, Suite 200 San Diego, CA 92130 tel: (858) 509-0455 fax: (858) 509-0456	Hesperion Ltd. Gewerbestrasse 24, 4123 Allschwil, Switzerland tel: +41-61-487-1400 fax: +41-61-487-1401

All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt or, in the case of a facsimile, as evidenced by the confirmation of transmission.

        19.   Non-Waiver.    No failure or delay of one of the parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law

        20.   Financial Disclosure.    As further described in the relevant Task Order, CRO shall require the Principal Investigators, and any other investigators engaged in the Study, each individually to complete and return to NovaCardia the Disclosure of Financial Interests and Arrangements attached hereto as Exhibit B ("Disclosure"). NovaCardia shall hold such Disclosures in confidence and shall only use such Disclosures as necessary to comply with FDA regulatory requirements set forth in 21 C.F.R. § 54. By completing the Disclosure, the Principal Investigator and the other investigators shall certify that the Disclosure supplied is truthful and accurate. CRO's failure to obtain from any Principal Investigator or other investigator engaged in a Study and return to NovaCardia the Disclosure(s) to NovaCardia shall be considered a material breach of this Agreement. If circumstances change during the Study, and the Disclosure submitted by the Principal Investigator and the other investigators engaged in the Study is no longer truthful and accurate, the Principal Investigator and/or the other investigators shall promptly submit to NovaCardia updated Disclosure(s) reflecting the new circumstances.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have by duly authorized persons executed this Agreement as of the Effective Date.

HESPERION LTD.		NOVACARDIA, INC.
By:	/s/ MARKUS WEISSBACH /s/ VAGN LAYBOURN	By:	/s/ HOWARD C. DITTRICH
Name:	Dr. Markus Weissbach Vagn Laybourn	Name:	Howard C. Dittrich

Title:	CEO CFO	Title:	CMO

Date:	Allschwil, 07. MAI 2007	Date:	14 May 2007

Exhibit A

Task Order No.

Study Title:

Director of the Coordinating Center:                        Protocol Number:

        This Task Order is entered into by and between Hesperion Ltd. ("Hesperion") and NovaCardia, Inc. ("NovaCardia") as a Task Order to the Master Clinical Services Agreement which was entered into by the parties effective              (the "Master Agreement") and to establish specific terms for the conduct of the above referenced study (the "Study"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Master Agreement.

1.     Scope of Work.

        Hesperion shall coordinate the Study at the Participating Institutions in accordance with the Protocol (Appendix 1) and the Scope of Work (Appendix 2) which fully detail the research activities and responsibilities to be undertaken.

        The efforts of Hesperion hereunder shall be coordinated by                         , who by signing below acknowledges the terms and conditions of the Master Agreement and this Task Order.

2.     Payments.

        NovaCardia agrees to reimburse Hesperion for expenses incurred in the provision of clinical services in accordance with the Budget and Payment Schedule (Appendix 3 and Appendix 4 respectively).

3.     Transfer of Obligations.

        [For US activities]: In accordance with 21 CFR § 312.52, NovaCardia hereby transfers to Hesperion those obligations set forth in Exhibit B to carry out on behalf of NovaCardia. NovaCardia or its representative retains the responsibilities for IND safety reports pursuant to 21 CFR § 312.32, the responsibility for annual reports pursuant to 21 CFR § 312.33, the responsibility for discontinuing investigations pursuant to 21 CFR § 312.56(d) and the responsibility for informing investigators pursuant to 21 CFR § 312.55.

        [For EU activities]: NovaCardia represents, warrants and covenants that the overall responsibility for the Study, as overall responsibility is defined in EU Directive EC/2001/20 Article 2e, lies with NovaCardia who will manage all study related tasks, which have not been specifically delegated to Hesperion as described in Exhibit B.

4.     Term.

i

        This Task Order shall become effective on                          (the "Effective Date") and shall continue in effect until completion of the Study or its earlier termination in accordance with the Master Agreement.

5.     Other: [delete if no other terms]

        IN WITNESS WHEREOF, the parties have by duly authorized persons executed this Task Order as of the last date set forth below.

HESPERION LTD.	NOVACARDIA, INC.
By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

ii

EXHIBIT B

DISCLOSURE OF FINANCIAL INTERESTS AND ARRANGEMENTS
OF PRINCIPAL INVESTIGATOR OR OTHER RESEARCHER

As a condition of participating as a clinical investigator in the protocol entitled, "                        " (the "Study") sponsored by NovaCardia, Inc. ("NovaCardia"), please provide the appropriate information and responses to the following statements.

Investigator's Name:

Title:

Organization/CRO:	Date:

Please mark the applicable checkboxes.

☐
I have financial arrangement(s) with NovaCardia in which the value of the compensation for conducting the Study could be influenced by the outcome of the Study.

☐
I have received or will receive from NovaCardia, previously and during the time of the Study and for one year after its completion, payment(s) of other sorts (e.g. grants to fund other ongoing research, compensation in the form of equipment not for the Study, retainer for ongoing consultation, or honoraria) that have a monetary value of more than $25,000. Such payment(s) exclude the costs of conducting the Study or other clinical studies.

☐
I have any proprietary interest(s) in the product tested in the Study.

☐
During the time of the Study and for one year after its completion, I will hold significant equity interest in NovaCardia. "Significant equity interest" means any (1) ownership interest, stock options or other financial interest whose value cannot be readily determined through reference to public prices; or (2) equity interest in a publicly traded corporation that exceeds $50,000.

For those statements I have checked, details of the individual financial arrangements and interests are attached, along with a description of steps taken to minimize the potential bias of Study results by any of the disclosed arrangements or interests.

NovaCardia agrees to treat as confidential all financial arrangements and interests attached to this Exhibit and to use such disclosure to meet the requirements placed on NovaCardia under 21 C.F.R. Part 54. Investigator acknowledges and agrees that NovaCardia may use such disclosure for this purpose. During the time of the Study and for one year after its completion, Investigator shall notify NovaCardia in writing of any change to the information provided in this Exhibit.

Investigator's signature:	Date:

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